UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

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SCHEDULE 14A INFORMATION

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FINANCIAL INVESTORS TRUST

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FINANCIAL INVESTORS TRUST Emerald Growth Fund Emerald Insights Fund (each, a “Fund” and together, the “Funds”)

SUPPLEMENT DATED DECEMBER 9, 2020
TO THE SUMMARY PROSPECTUSES, PROSPECTUSES AND STATEMENT OF ADDITIONAL INFORMATION
DATED AUGUST 31, 2020, AS SUPPLEMENTED

On December 8, 2020, the Board of Trustees of Financial Investors Trust approved a proposal to change each Fund’s fundamental investment restriction on industry limitation (the “Proposal”).

Emerald Growth Fund

The Board approved a change to the Fund’s fundamental investment restriction on industry limitation from less than 15% of the Fund’s total assets to less than 25% of the Fund’s total assets.

Emerald Insights Fund

The Board approved a change to the Fund’s fundamental investment restriction on industry limitation from less than 20% of the Fund’s total assets to less than 25% of the Fund’s total assets.

The Proposal requires approval by the shareholders of each Fund and will be submitted to shareholders at a special meeting to be held on Febraury 15, 2021 (the “Meeting”).

It is anticipated that on approximately January 5, 2021, shareholders of each Fund will receive a proxy statement requesting their votes on the Proposal and any other matters which may arise at the Meeting. If the Proposal is successful, the change to the fundamental investment restriction will be promptly reflected in each Fund’s Prospectuses and SAI.

You should read the proxy statement when it is available because it contains important information. You will also be able to obtain free copies of the proxy statement at the Securities and Exchange Commission website at www.sec.gov once the proxy statements have been mailed. You can also obtain free copies of the Funds’ Prospectus and Statement of Additional Information, as well as the Funds’ Annual Report, by calling 1-855-828-9909 or by writing the Funds at 1290 Broadway, Suite 1000, Denver, CO 80203.

INVESTORS SHOULD RETAIN THIS SUPPLEMENT FOR FUTURE REFERENCE